EXHIBIT 99.1

SANTO MINING CORP. RETAINS INTERACTIVE EDGAR CORP. TO PREPARE FINANCIALS

HO CHI MINH CITY, VIETNAM, March 10, 2021 /EINPresswire.com/ Santo Mining Corp. dba Santo Blockchain Labs (OTC PINK:SANP) today announces that it has retained the services of Interactive Edgar Corp., to finalize all the financials that are needed to upload to the OTCMarkets. The Company wants to be extremely prudent that their 2019-2020 Quarterly and Annual Reports are in accordance with the standards of Generally Accepted Accounting Principles (GAAP). Also, by achieving this type of scrutiny, it minimizes any issues when uploading to OTCMarkets when the OTCMarkets compliance department reviews our financials. The Company wants to provide a smooth transition to Current Pink while moving as fast as possible.

Frank Yglesias Chief Executive Officer stated: “As of yet we have not received access to the OTCMarkets portal, but we have had internal communications with the compliance department of the OTCMarkets and we have supplied them with additional information that was required of us. I personally see, that in the week to come or the following at the most we will be green-lighted, that is the main reason we have retained the services of Interactive Edgar Corp., for their many years’ experience in preparing financial statements for public companies.”

SANTO BLOCKCHAIN LABS

SANTO www.sanp.us is a publicly traded company (OTC:SANP) on the OTCMarkets. The company focuses on the development of blockchain smart digital contracts, and IoT internet of things for everyday life. The Company also operates a website at https://santopool.com (ADAPOOL Ticker: SANP) and provides cryptocurrency staking service to potential Cardano (ADA) delegators. Through its 100% owned subsidiary SAITEC Technology & Development Joint Stock Company in Ho Chi Minh City, VietNam, the company leverages its highly efficient software engineers. VietNam is currently known as the Silicon Valley of South Asia.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this presentation are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments, and business strategies. These forward-looking statements may be identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected or may prove unachievable.

The Company’s business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies working with new and rapidly evolving technologies such as blockchain. These risks include, but are not limited to, an inability to create a viable product and risks related to the issuance of tokens. The Company cannot assure you that it will succeed in addressing these risks, and our failure to do so could have a material adverse effect on our business, financial condition, results of operations, and prospects. There can be no assurance as to whether or when (if ever) the Company will achieve profitability or liquidity.

The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.